Exhibit 99.1

For Immediate Release:	Contact:	Howard Green
SVP of Corporate Development (914) 921-7729

For further information please visit
www.gabelli.com

GAMCO Investors, Inc. Reports Results for the Second Quarter 2020

-	Second quarter net income was $11.3 million vs. $24.0 million a year ago
-	Fully diluted second quarter earnings were $0.42 per share versus $0.88 per share a year ago
-	June 30, 2020 AUM was $29.4 billion versus March 31, 2020 AUM of $27.5 billion
Greenwich, Connecticut, August 4, 2020 – GAMCO Investors, Inc. (“GAMCO”) (NYSE: GBL) today reported its operating results for the quarter ended June 30, 2020.

Over the past several months, our business contingency plans have functioned well, allowing teammates to stay close to the companies we invest in and, at the same time, to focus on our clients. Our investment in technology has enabled the majority of our teammates to work-from-home to ensure their safety and health while allowing us to meet our clients’ needs.

Giving Back to Society

Since the inception of GAMCO’s shareholder designated charitable contribution (“SDCC”) program in 2013, shareholders have designated contributions of over $31 million to over 280 501(c)(3) initiatives, including $4.5 million paid in 2020.

This program underscores our commitment to managing socially responsible portfolios since 1987, which has evolved to include integrating ESG (environmental, social, and governance) factors into the analysis of companies and the structuring of portfolios.

Approximately $57 million has been donated to charities by GAMCO, including through our SDCC program, since our initial public offering in February 1999.

Second Quarter Results

Financial Highlights (Unaudited)
	Three Months Ended
(In thousands, except per share data)	June 30, 2020	June 30, 2019

U.S. GAAP Basis
Revenues	$57,559	$76,407
Operating income	18,763	26,760
Net income	11,290	24,017
Diluted earnings per common share	$0.42	$0.88
Weighted average diluted shares outstanding	26,656	27,413
Shares outstanding	27,630	27,743

Assets Under Management
AUM - average (in millions)	$29,135	$37,011
AUM - end of period (in millions)	29,356	36,924

Revenues

-	Total revenues for the second quarter of 2020 were $57.6 million compared with $76.4 million in the second quarter of 2019.

-	Investment advisory fees were $51.5 million in the second quarter of 2020 versus $68.0 million in the second quarter of 2019:

-	Gabelli Funds’ revenues were $35.8 million compared to $44.2 million in the second quarter of 2019.

-
Institutional and Private Wealth Management revenues, which are generally billed on portfolio values at the beginning of the quarter, were $14.5 million compared to $22.2 million in the year ago quarter.

-	SICAV revenues were $1.2 million versus $1.6 million in last year’s second quarter.

-	Distribution fees from our equity mutual funds and other income were $6.1 million for the quarter versus $8.4 million in 2019.

Operating Income

For the quarter, operating income was $18.8 million versus $26.8 million in the year ago quarter. Amortization of deferred compensation, which includes the change in GBL share price, a non-cash charge, increased operating costs by $0.4 million in the second quarter of 2019.

Non-Operating Income

Mark to market investment gains were $0.4 million in the second quarter of 2020 versus gains of $6.0 million in the second quarter of 2019. Interest expense was $0.6 million in the second quarter of 2020 versus $0.7 million in the second quarter of 2019.

Income Taxes

GAMCO’s effective tax rate (“ETR”) for the quarter ended June 30, 2020 was 39.1% versus 25.1% for the quarter ended June 30, 2019. The ETR for the second quarter of 2020 was higher by 14.0%, primarily as a result of a 10.6% increase due to the non-deductibility of certain expenses as a result of the 2017 Tax Cuts and Jobs Act.

Business Highlights

-
As a result of the COVID-19 pandemic, the majority of our teammates are working remotely. However, there has been no material impact of remote work arrangements on our operations, including our financial reporting systems, internal control over financial reporting, and disclosure controls and procedures, and there has been no material challenge in implementing our business continuity plan.

-	On April 2nd, we hosted our 6th Annual Waste & Environmental Services Symposium via webcast. The timely conference featured presentations by leading companies.

-
Gabelli Funds filed the registration statement for the Gabelli ActiveShares ETFs in May.  These actively managed ETFs will have the same tax and operating cost advantages of mindless ETFs and will be priced intraday.

-	On May 15th, we hosted our 35th GAMCO Investor Client Symposium with over 500 clients and prospects attending on a virtual basis.

-	On June 4th, the 12th Annual Entertainment & Broadcasting Symposium hosted virtual presentations from more than a dozen companies in media and entertainment.

Balance Sheet

GAMCO ended the quarter with cash and investments of $128.7 million and short-term debt of $24.2 million.

Return to Shareholders

GAMCO paid $0.6 million in dividends during the second quarter of 2020 and purchased 65,704 shares at an average price of $11.74 per share, or $0.8 million in total.

On August 4, 2020, GAMCO’s board of directors declared a regular quarterly dividend of $0.02 per share, which is payable on September 29, 2020 to class A and class B shareholders of record on September 15, 2020.

About GAMCO Investors, Inc.

Since inception in 1977, GAMCO has been identified with its research driven approach to equity investing and Private Market Value (PMV) with a CatalystTM investment approach.

GAMCO conducts its investment advisory business principally through two registered investment advisor subsidiaries: Gabelli Funds, LLC (mutual and closed-end funds) and GAMCO Asset Management Inc. (Institutional and Private Wealth Management).

GAMCO provides investment advisory services through 24 mutual funds, 16 closed-end funds, a SICAV and approximately 1,600 institutional and private wealth management accounts, principally in the U.S. The investments are generally in value, growth, gold, utilities, and convertible securities.

Table I: Assets Under Management and Fund Flows - 2nd Quarter 2020 (in millions)
				Fund
		Market		distributions,
	March 31,	appreciation/	Net cash	net of	June 30,
	2020	(depreciation)	flows	reinvestments	2020
Equities:
Mutual Funds	$7,798	$1,171	$(310)	$(8)	$8,651
Closed-end Funds	6,084	1,005	(97)	(133)	6,859
Institutional & PWM (a)	10,185	1,518	(1,248)	-	10,455
SICAV	480	37	(66)	-	451
Total Equities	24,547	3,731	(1,721)	(141)	26,416
Fixed Income:
100% U.S. Treasury Fund	2,938	4	(21)	-	2,921
Institutional & PWM	20	-	(1)	-	19
Total Fixed Income	2,958	4	(22)	-	2,940
Total Assets Under Management	$27,505	$3,735	$(1,743)	$(141)	$29,356

(a) Includes $263 and $252 of 100% U.S. Treasury Fund AUM at March 31, 2020 and June 30, 2020, respectively.

Table II
GAMCO INVESTORS, INC.
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per share data)

	Three Months Ended		Six Months Ended
	June 30		June 30
	2020	2019	2020	2019

Investment advisory and incentive fees	$51,470	$67,990	$113,743	$133,878
Distribution fees and other income	6,089	8,417	13,383	16,865
Total revenues	57,559	76,407	127,126	150,743

Compensation costs (a) (b)	25,516	30,216	54,766	60,563
Management fee expense (a)	2,060	4,709	3,725	6,158
Distribution costs	6,634	8,605	14,264	17,275
Other operating expenses	4,586	6,117	10,288	11,374
Total expenses	38,796	49,647	83,043	95,370

Operating income	18,763	26,760	44,083	55,373

Investment income / (loss)	424	5,979	(9,269)	4,808
Interest expense	(647)	(655)	(1,294)	(1,310)
Non-operating income / (loss)	(223)	5,324	(10,563)	3,498

Income before income taxes	18,540	32,084	33,520	58,871
Provision for income taxes	7,250	8,067	10,985	14,962
Net income	$11,290	$24,017	$22,535	$43,909

Net income:
Basic	$0.42	$0.88	$0.85	$1.57
Diluted	$0.42	$0.88	$0.84	$1.57

Weighted average shares outstanding:
Basic	26,629	27,357	26,658	27,929
Diluted	26,656	27,413	26,713	27,973

Actual shares outstanding (c)	27,630	27,743	27,630	27,743

(a) For the six months ended June 30, 2019, the CEO waiver reduced compensation costs and management fee expense by $12,178 and $1,689, respectively.
(b) For the six months ended June 30, 2020, compensation costs were reduced by $1,409 due to indexing of deferred compensation to the GBL stock price.
(c) Includes 1,031 RSA shares at June 30, 2020 and 668 RSA shares at June 30, 2019.

Table III
GAMCO INVESTORS, INC.
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
(In thousands, except per share data)

	June 30,	December 31,	June 30,
	2020	2019	2019

ASSETS
Cash and cash equivalents	$58,117	$86,136	$52,008
Investments in U.S. Treasury Bills	49,963	-	-
Investments in securities	20,669	34,273	36,811
Receivable from brokers	4,677	989	4,188
Other receivables	22,501	41,557	28,176
Deferred tax asset and income tax receivable	9,032	16,389	18,250
Other assets	9,353	10,542	10,923
Total assets	$174,312	$189,886	$150,356

LIABILITIES AND STOCKHOLDERS' EQUITY
Payable to brokers	$-	$-	$99
Income taxes payable and deferred tax liabilities	4,740	757	1,935
Compensation payable	30,947	64,279	65,335
Accrued expenses and other liabilities	37,978	45,942	36,189
Sub-total	73,665	110,978	103,558
Senior Notes (due June 1, 2021)	24,203	24,191	24,180
Total liabilities	97,868	135,169	127,738

Stockholders' equity (a)	76,444	54,717	22,618

Total liabilities and stockholders' equity	$174,312	$189,886	$150,356

(a) Shares outstanding of 27,630, 27,380, and 27,743, respectively.

Non-GAAP information and reconciliation:
Management believes the use of non-GAAP measures provides relevant information to allow investors to view operating trends, perform analytical comparisons and benchmark performance between periods for its core operating results. Management uses non-GAAP measures in its financial, investing and operational decision-making process, for internal reporting and as part of its forecasting and budgeting processes. GAMCO’s calculation of non-GAAP measures may not be comparable to other companies due to potential differences between companies in the method of calculation. Non-GAAP measures should not be considered a substitute for related U.S. GAAP measures.

The following table reconciles the U.S. GAAP basis amounts, as reported, to the non-GAAP measures:

Three Months Ended
(Unaudited)	June 30, 2019
(In thousands, except per share data)
Net income, U.S. GAAP basis	$24,017
Impact of DCCAs on expenses and taxes (a):
Compensation costs	(603)
Management fee expense	1,030
Provision for income taxes	(102)
Total impact of DCCAs on expenses and taxes	325
Net income, as adjusted	$24,342

Per fully diluted share:
Net income, U.S. GAAP basis	$0.88
Impact of DCCAs	$0.01
Net income, as adjusted	$0.89

(a) The non-GAAP adjustments relate to multiple DCCAs.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS
Our disclosure and analysis in this press release, which do not present historical information, contain “forward-looking statements” within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements convey our current expectations or forecasts of future events. You can identify these statements because they do not relate strictly to historical or current facts. They use words such as “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe,” and other words and terms of similar meaning. They also appear in any discussion of future operating or financial performance. In particular, these include statements relating to future actions, future performance of our products, expenses, the outcome of any legal proceedings, and financial results. Although we believe that we are basing our expectations and beliefs on reasonable assumptions within the bounds of what we currently know about our business and operations, the economy, the effects of the Tax Cuts and Jobs Act, and other conditions, there can be no assurance that our actual results will not differ materially from what we expect or believe. Therefore, you should proceed with caution in relying on any of these forward-looking statements. They are neither statements of historical fact nor guarantees or assurances of future performance.

Forward-looking statements involve a number of known and unknown risks, uncertainties and other important factors, some of which are listed below, that are difficult to predict and could cause actual results and outcomes to differ materially from any future results or outcomes expressed or implied by such forward-looking statements. Some of the factors that may cause our actual results to differ from our expectations include risks associated with the duration and scope of the ongoing coronavirus pandemic resulting in volatile market conditions, a decline in the securities markets that adversely affect our assets under management, negative performance of our products, the failure to perform as required under our investment management agreements, a general downturn in the economy that negatively impacts our operations, and the ongoing impacts of the Tax Cuts and Jobs Act with respect to tax rates and the non-deductibility of certain portions of named executive officer compensation. We also direct your attention to the more specific discussions of these and other risks, uncertainties and other important factors contained in our Annual Report on Form 10-K and other public filings. Other factors that could cause our actual results to differ may emerge from time to time, and it is not possible for us to predict all of them. We do not undertake to update publicly any forward-looking statements if we subsequently learn that we are unlikely to achieve our expectations whether as a result of new information, future developments or otherwise, except as may be required by law.